EX-35.2
(logo) Bank of America


Annual Statement as to Compliance
BOAALT 2006-9

I, H. Randall Chestnut, Senior Vice President of Bank of America, N.A. (the "Servicer"), hereby certify pursuant to Section 3.18 of the Pooling and Servicing Agreement dated December 28, 2006 (the "Servicing" Agreement), between Banc of America Mortgage Securities, Inc., as depositor (together with its permitted successors and assigns, the "Depositor"), Bank of America, N.A. as servicer (together, with its permitted successors and assigns, the "Servicer"), and Wells Fargo Bank N.A. as trustee (together with its permitted successors and assigns, the "Trustee") that: (i) A review has been made under my supervision for Bank of America, N.A. activities under this Agreement during the 2008 calendar year and, (ii) to the best of my knowledge, based on such review, Bank of America, N.A. has fulfilled all of its obligations under this Agreement throughout calendar year 2008.

March 01, 2009


BANK OF AMERICA, N.A.
as Servicer

By: /s/ H. Randall Chestnut
Name: H. Randall Chestnut
Title: Senior Vice President